Exhibit 99.1

FOR IMMEDIATE RELEASE

GMS REPORTS FOURTH QUARTER AND FISCAL YEAR 2021 RESULTS

Disciplined Execution, Residential Market Strength and Product Inflation Yields

Quarterly and Annual Records in Net Sales, Net Income and Adjusted EBITDA

Tucker, Georgia, June 24, 2021. GMS Inc. (NYSE: GMS), a leading North American specialty distributor of interior building products, today reported financial results for the fourth quarter and fiscal year ended April 30, 2021.

Fourth Quarter Fiscal 2021 Highlights

(Comparisons are to the fourth quarter of fiscal 2020, except where noted.)

•	Net sales of $932.2 million increased 20.9%; organic net sales increased 17.1%. On a per day basis, net sales increased 19.1% and organic net sales increased 15.3%.
•	Net income of $33.7 million, or $0.77 per diluted share; adjusted net income of $46.9 million, or $1.07 per diluted share.
•	Gross margin of 31.5% compared to 32.6%.
•	SG&A and Adjusted SG&A as a percentage of sales were 22.2% and 21.9%, representing 320 and 260 basis points of improvement, respectively.
•	Adjusted EBITDA of $91.2 million increased 43.5%; Adjusted EBITDA margin improved 160 basis points to 9.8% from 8.2%.
•	The Company completed one business acquisition and four greenfield location openings.
•	Cash provided by operating activities and free cash flow of $84.8 million and $72.8 million, respectively.
•	Net debt leverage was reduced to 2.5 times as of the end of the fourth quarter of fiscal 2021 from 2.9 times as of the end of the third quarter of fiscal 2021.

Full Year Fiscal 2021 Highlights

(Comparisons are to the full year of fiscal 2020, except where noted.)

•	Net sales of $3.3 billion increased 1.8%; organic net sales increased 0.4%. On a per day basis, net sales increased 2.2% and organic net sales increased 0.8%.
•	Net income of $105.6 million, or $2.44 per diluted share; adjusted net income of $153.3 million, or $3.54 per diluted share.
•	Gross margin of 32.2% compared to 32.8%.
•	SG&A and Adjusted SG&A as a percentage of sales were 23.1% and 22.7%, representing 110 and 100 basis points of improvement, respectively.
•	Adjusted EBITDA of $319.4 million increased 6.5%; Adjusted EBITDA margin improved 50 basis points to 9.7% from 9.2%.
•	The Company completed one business acquisition and six greenfield location openings.
•	Cash provided by operating activities and free cash flow of $153.3 million and $123.4 million, respectively.

“We delivered a strong finish to fiscal 2021 as evidenced by record levels of net sales, net income and Adjusted EBITDA,” said John C. Turner, Jr., President and Chief Executive Officer. “During the fourth quarter, our entire team continued to effectively navigate what remains a very dynamic operating landscape. Through a sharpened focus on execution, we successfully capitalized on opportunities created by tailwinds from a strong residential market and robust demand in complementary products while also continuing to address challenges presented by a continued soft commercial market, supply constraints and meaningful inflation. At the same time, we further optimized our capital structure with a senior notes offering and term loan repricing. We also advanced our platform expansion with an acquisition in Canada and the opening of four greenfield locations in the U.S. and continued this momentum in May with the signing of a definitive agreement to acquire Westside Building Material, affording us a unique opportunity to expand our reach and capture significant growth opportunities in strategically important West Coast markets.”

Turner continued, “As we look ahead to our new fiscal year, I would like to share my appreciation for all of our teammates who met and overcame the numerous challenges presented by the COVID-19 pandemic throughout the past year. Moving forward, we believe there is fundamental support for continued strength in residential construction and, while timing remains uncertain, early, but encouraging, indications of improvement in commercial construction are emerging. I am confident that our team’s continued drive to execute and our relentless commitment to our strategic growth priorities of expanding share in core products, growing our complementary products offering, platform expansion, and improved productivity and profitability, position us to generate value for our shareholders well into the future.”

Fourth Quarter Fiscal 2021 Results

Net sales for the fourth quarter of fiscal 2021 of $932.2 million increased 20.9% year over year, primarily due to strong residential end markets, favorable pricing across product categories and the acquisition of D.L. Building Materials, coupled with the negative impact of COVID-19 related shutdowns in the prior year period. Organic net sales increased 17.1%. As there was one more selling day in the fourth quarter of fiscal 2021 than the same period a year ago, net sales and organic net sales on a per day basis were up 19.1% and 15.3%, respectively.

Year-over-year sales increases by product category, which in all cases resulted from both higher volumes and higher price and mix combined, were as follows:

•	Wallboard sales of $376.9 million increased 16.6% (up 13.3% on an organic basis).

•	Ceilings sales of $121.3 million increased 9.1% (up 7.0% on an organic basis).

•	Steel framing sales of $143.3 million increased 24.2% (up 21.4% on an organic basis).

•	Complementary product sales of $290.7 million increased 31.4% (up 25.4% on an organic basis).

Gross profit of $293.9 million increased 16.8% compared to the fourth quarter of fiscal 2020. As anticipated, gross margin of 31.5% declined from 32.6% a year ago primarily due to a continuation of unfavorable mix and pressured price-cost dynamics for certain product categories.

Selling, general and administrative (“SG&A”) expense as a percentage of net sales was 22.2% for the quarter compared to 25.4% in the fourth quarter of fiscal 2020. Adjusted SG&A expense as a percentage of net sales of 21.9% improved 260 basis points from 24.5 % in the prior year quarter as a result of continued cost discipline as well as favorable operating leverage from higher pricing broadly across the Company’s product lines.

Net income of $33.7 million, or $0.77 per diluted share, compared to a net loss of $41.5 million, or $0.98 per diluted share, in the fourth quarter of the prior fiscal year. Adjusted net income of $46.9 million, or $1.07 per diluted share, compared to $24.0 million, or $0.56 per diluted share, in the fourth quarter of the prior fiscal year. Adjusted EBITDA of $91.2 million increased 43.5% from the prior year quarter. Adjusted EBITDA margin of 9.8% improved 160 basis points from 8.2% a year ago.

Platform Expansion Activity

During the fourth quarter of fiscal 2021, the Company completed the previously announced acquisition of D.L. Building Materials, Inc., providing entrance to the Ottawa-Gatineau market in Canada, and also established four new locations, expanding its presence to two additional markets, Atlantic City, NJ, and Memphis, TN.

Subsequent to the end of the fourth quarter, on May 11, 2021, the Company announced a definitive agreement to acquire substantially all the assets of Westside Building Material, one of the largest independent distributors of interior building products in the U.S., for $135.0 million in cash. The transaction, which expands and enhances GMS’s presence in multiple California metro areas and marks its entry into the Las Vegas market, is expected to close early in the third calendar quarter of 2021, subject to the satisfaction of customary closing conditions.

Balance Sheet, Liquidity and Cash Flow

As of April 30, 2021, the Company had cash on hand of $167.0 million, total debt of $978.4 million and $453.8 million of available liquidity under its revolving credit facilities. Net debt leverage was 2.5 times as of the end of the quarter, down from 2.9 times at the end of both the third quarter of fiscal 2021 and the fourth quarter of fiscal 2020.

During the fourth quarter of fiscal 2021, the Company issued $350.0 million aggregate principal amount of senior unsecured notes due May 2029 (the “Senior Notes”) in a private offering. The Senior Notes bear interest at 4.625% per annum and mature on May 1, 2029. Proceeds from the Senior Notes were used to repay a portion of outstanding borrowings under the Company’s senior secured first lien term loan facility (the “Term Loan Facility”) and to pay related transaction premiums, fees, and expenses. As of April 30, 2021, $509.7 million remained outstanding under the Term Loan Facility. The Company also entered into the Fourth Amendment to its First Lien Credit Agreement (the “Fourth Amendment”) that, among other things, reduced the interest rate to LIBOR plus 2.50%, with a 0% floor, representing a 25 basis point improvement. As a result of the Fourth Amendment, the Company recorded a write-off of debt discount and deferred financing fees of $4.6 million during the fourth quarter of fiscal 2021.

The Company generated cash provided by operating activities and free cash flow of $84.8 million and $72.8 million, respectively, in the fourth quarter of 2021 compared to $167.7 million and $163.4 million, respectively, a year ago. The decrease from the prior year quarter was primarily due to the Company’s efforts to preserve liquidity at the end of fiscal 2020 in response to the COVID-19 pandemic.

Conference Call and Webcast

GMS will host a conference call and webcast to discuss its results for the fourth quarter of fiscal 2021 ended April 30, 2021 and other information related to its business at 8:30 a.m. Eastern Time on Thursday, June 24, 2021. Investors who wish to participate in the call should dial 877-407-3982 (domestic) or 201-493-6780 (international) at least 5 minutes prior to the start of the call. The live webcast will be available on the Investors section of the Company’s website at www.gms.com. There will be a slide presentation of the results available on that page of the website as well. Replays of the call will be available through July 24, 2021 and can be accessed at 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13720195.

About GMS Inc.

Celebrating the 50th anniversary of its founding in 1971, GMS operates a network of more than 265 distribution centers across the United States and Canada. GMS’s extensive product offering of wallboard, suspended ceilings systems, or ceilings, and complementary construction products is designed to provide a comprehensive one-stop-shop for our core customer, the interior contractor who installs these products in commercial and residential buildings.

Use of Non-GAAP Financial Measures

GMS reports its financial results in accordance with GAAP. However, it presents Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA, and Adjusted EBITDA margin, which are not recognized financial measures under GAAP. GMS believes that Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA, and Adjusted EBITDA margin assist investors and analysts in comparing its operating performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s management believes Adjusted net income, Adjusted SG&A, free cash flow, Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends in its operating results, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which the Company operates and capital investments. In addition, the Company utilizes Adjusted EBITDA in certain calculations in its debt agreements.

You are encouraged to evaluate each adjustment and the reasons GMS considers it appropriate for supplemental analysis. In addition, in evaluating Adjusted net income, Adjusted SG&A and Adjusted EBITDA, you should be aware that in the future, the Company may incur expenses similar to the adjustments in the presentation of Adjusted net income, Adjusted SG&A and Adjusted EBITDA. The Company’s presentation of Adjusted net income, Adjusted SG&A, Adjusted SG&A margin, Adjusted EBITDA, and Adjusted EBITDA margin should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. In addition, Adjusted net income, free cash flow, Adjusted SG&A and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in GMS’s industry or across different industries. Please see the tables at the end of this release for a reconciliation of Adjusted EBITDA, free cash flow, Adjusted SG&A and Adjusted net income to the most directly comparable GAAP financial measures.

When calculating organic net sales growth, the Company excludes from the calculation (i) net sales of acquired businesses until the first anniversary of the acquisition date, and (ii) the impact of foreign currency translation.

Forward-Looking Statements and Information:

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “confident,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” or “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which GMS operates, including in particular residential and commercial construction, and the economy generally, actions taken to optimize our operations and align our business consistent with demand and in response to COVID-19, our ability to continue successfully navigating the evolving operating environment, our optimized capital structure, strategic growth priorities, growth opportunities from acquisitions, and the ability to generate value for our shareholders contained in this press release may be considered forward-looking statements. The Company has based forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control, including current public health issues that may affect the Company’s business. Forward-looking statements involve risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section in the Company’s most recent Annual Report on Form 10-K, and in its other periodic reports filed with the SEC. In addition, the statements in this release are made as of June 24, 2021. The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectation or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to June 24, 2021.

Contact Information:

Investors:

Leslie H. Kratcoski

ir@gms.com

770-723-3306

GMS Inc.

 Condensed Consolidated Statements of Operations (Unaudited)

 (in thousands, except per share data)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2021	2020	2021	2020
Net sales	$932,203	$770,850	$3,298,823	$3,241,307
Cost of sales (exclusive of depreciation and amortization shown separately below)	638,353	519,256	2,236,120	2,178,093
Gross profit	293,850	251,594	1,062,703	1,063,214
Operating expenses:
Selling, general and administrative	207,321	195,609	763,629	784,081
Depreciation and amortization	28,221	28,318	108,125	116,533
Impairment of goodwill	—	63,074	—	63,074
Total operating expenses	235,542	287,001	871,754	963,688
Operating income (loss)	58,308	(35,407)	190,949	99,526
Other (expense) income:
Interest expense	(12,726)	(15,408)	(53,786)	(67,718)
Gain on legal settlement	—	14,029	1,382	14,029
Write-off of debt discount and deferred financing fees	(4,606)	(624)	(4,606)	(1,331)
Other income, net	714	565	3,155	1,819
Total other expense, net	(16,618)	(1,438)	(53,855)	(53,201)
Income (loss) before taxes	41,690	(36,845)	137,094	46,325
Provision for income taxes	7,944	4,611	31,534	22,944
Net income (loss)	$33,746	$(41,456)	$105,560	$23,381
Weighted average common shares outstanding:
Basic	42,994	42,435	42,765	41,853
Diluted	43,828	42,435	43,343	42,504
Net income (loss) per common share (1):
Basic	$0.78	$(0.98)	$2.47	$0.56
Diluted	$0.77	$(0.98)	$2.44	$0.55

(1) The following table sets forth the computation of basic and diluted earnings (loss) per share of common stock for periods presented:

	Three Months Ended		Year Ended
	April 30,		April 30,
	2021	2020	2021	2020
Net income (loss)	$33,746	$(41,456)	$105,560	$23,381
Less: Net income allocated to participating securities	—	—	—	74
Net income (loss) attributable to common stockholders	$33,746	$(41,456)	$105,560	$23,307
Basic earnings (loss) per common share:
Basic weighted average common shares outstanding	42,994	42,435	42,765	41,853
Basic earnings (loss) per common share	$0.78	$(0.98)	$2.47	$0.56
Diluted earnings (loss) per common share:
Basic weighted average common shares outstanding	42,994	42,435	42,765	41,853
Add: Common Stock Equivalents	834	—	578	651
Diluted weighted average common shares outstanding	43,828	42,435	43,343	42,504
Diluted earnings (loss) per common share	$0.77	$(0.98)	$2.44	$0.55

GMS Inc.

 Condensed Consolidated Balance Sheets (Unaudited)

 (in thousands, except per share data)

	April 30, 2021	April 30, 2020
Assets
Current assets:
Cash and cash equivalents	$167,012	$210,909
Trade accounts and notes receivable, net of allowances of $6,282 and $5,141, respectively	558,661	440,926
Inventories, net	357,054	299,815
Prepaid expenses and other current assets	19,525	14,972
Total current assets	1,102,252	966,622
Property and equipment, net of accumulated depreciation of $193,364 and $158,554, respectively	311,326	305,467
Operating lease right-of-use assets	118,413	115,257
Goodwill	576,330	553,073
Intangible assets, net	350,869	361,884
Deferred income taxes	15,715	8,904
Other assets	8,993	13,247
Total assets	$2,483,898	$2,324,454
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$322,965	$248,902
Accrued compensation and employee benefits	72,906	67,590
Other accrued expenses and current liabilities	87,138	75,326
Current portion of long-term debt	46,018	50,201
Current portion of operating lease liabilities	33,474	33,040
Total current liabilities	562,501	475,059
Non-current liabilities:
Long-term debt, less current portion	932,409	1,047,279
Long-term operating lease liabilities	90,290	89,605
Deferred income taxes, net	12,728	12,018
Other liabilities	63,508	66,512
Total liabilities	1,661,436	1,690,473
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01 per share, 500,000 shares authorized; 43,073 and 42,554 shares issued and outstanding as of April 30, 2021 and 2020, respectively	431	426
Preferred stock, par value $0.01 per share, 50,000 shares authorized; 0 shares issued and outstanding as of April 30, 2021 and 2020	—	—
Additional paid-in capital	542,737	529,662
Retained earnings	274,535	168,975
Accumulated other comprehensive income (loss)	4,759	(65,082)
Total stockholders' equity	822,462	633,981
Total liabilities and stockholders' equity	$2,483,898	$2,324,454

GMS Inc.

 Condensed Consolidated Statements of Cash Flows (Unaudited)

 (in thousands)

	Year Ended April 30,
	2021	2020
Cash flows from operating activities:
Net income	$105,560	$23,381
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	108,125	116,533
Impairment of goodwill	—	63,074
Write-off and amortization of debt discount and debt issuance costs	7,568	4,541
Equity-based compensation	12,872	8,970
(Gain) loss on disposal and impairment of assets	(1,011)	658
Change in fair value of financial instruments	—	—
Deferred income taxes	(10,329)	926
Other items, net	1,552	4,110
Changes in assets and liabilities net of effects of acquisitions:
Trade accounts and notes receivable	(101,617)	50,215
Inventories	(46,660)	(4,579)
Prepaid expenses and other assets	(2,621)	6,623
Accounts payable	65,446	31,499
Accrued compensation and employee benefits	4,477	4,740
Other accrued expenses and liabilities	9,942	(7,612)
Cash provided by operating activities	153,304	303,079
Cash flows from investing activities:
Purchases of property and equipment	(29,873)	(25,193)
Proceeds from sale of assets	2,262	2,229
Acquisition of businesses, net of cash acquired	(35,976)	(24,136)
Cash used in investing activities	(63,587)	(47,100)
Cash flows from financing activities:
Repayments on revolving credit facilities	(102,189)	(837,424)
Borrowings from revolving credit facilities	14,750	880,698
Payments of principal on long-term debt	(8,754)	(109,968)
Payments of principal on finance lease obligations	(30,371)	(25,275)
Borrowings from term loan	511,000	—
Repayments of term loan	(869,427)	—
Issuance of Senior Notes	350,000	—
Repurchases of common stock	(4,160)	—
Payments for contingent consideration	—	(11,133)
Debt issuance costs	(6,299)	(1,286)
Proceeds from exercises of stock options	7,559	11,793
Payments for taxes related to net share settlement of equity awards	(807)	(532)
Proceeds from issuance of stock pursuant to employee stock purchase plan	2,076	1,793
Cash used in financing activities	(136,622)	(91,334)
Effect of exchange rates on cash and cash equivalents	3,008	(1,074)
(Decrease) increase in cash and cash equivalents	(43,897)	163,571
Cash and cash equivalents, beginning of year	210,909	47,338
Cash and cash equivalents, end of year	$167,012	$210,909
Supplemental cash flow disclosures:
Cash paid for income taxes	$46,417	$29,761
Cash paid for interest	49,650	63,745

GMS Inc.

 Net Sales by Product Group (Unaudited)

 (dollars in thousands)

	Three Months Ended				Year Ended
	April 30, 2021	% of Total	April 30, 2020	% of Total	April 30, 2021	% of Total	April 30, 2020	% of Total
Wallboard	$376,926	40.4%	$323,171	41.9%	$1,346,560	40.8%	$1,329,775	41.0%
Ceilings	121,285	13.0%	111,142	14.4%	450,524	13.7%	475,827	14.7%
Steel framing	143,266	15.4%	115,311	15.0%	469,002	14.2%	502,122	15.5%
Complementary products	290,726	31.2%	221,226	28.7%	1,032,737	31.3%	933,583	28.8%
Total net sales	$932,203		$770,850		$3,298,823		$3,241,307

GMS Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA (Unaudited)

(in thousands)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2021	2020	2021	2020
Net income (loss)	$33,746	$(41,456)	$105,560	$23,381
Interest expense	12,726	15,408	53,786	67,718
Write-off of debt discount and deferred financing fees	4,606	624	4,606	1,331
Interest income	(29)	(62)	(86)	(88)
Provision for income taxes	7,944	4,611	31,534	22,944
Depreciation expense	13,572	13,388	50,480	51,332
Amortization expense	14,649	14,930	57,645	65,201
EBITDA	$87,214	$7,443	$303,525	$231,819
Impairment of goodwill	—	63,074	—	63,074
Stock appreciation expense(a)	621	592	3,173	1,572
Redeemable noncontrolling interests(b)	226	194	1,288	520
Equity-based compensation(c)	1,708	1,885	8,442	7,060
Severance and other permitted costs(d)	322	2,085	2,948	5,733
Transaction costs (acquisitions and other)(e)	279	681	1,068	2,414
(Gain) loss on disposal and impairment of assets(f)	(482)	1,530	(1,011)	658
Effects of fair value adjustments to inventory(g)	788	114	788	575
Gain on legal settlement	—	(14,029)	(1,382)	(14,029)
Secondary public offering costs(h)	—	—	—	363
Debt transaction costs(i)	532	—	532	—
EBITDA addbacks	3,994	56,126	15,846	67,940
Adjusted EBITDA	$91,208	$63,569	$319,371	$299,759

Net sales	$932,203	$770,850	$3,298,823	$3,241,307
Adjusted EBITDA Margin	9.8%	8.2%	9.7%	9.2%

___________________________________

(a)	Represents changes in the fair value of stock appreciation rights.
(b)	Represents changes in the fair values of noncontrolling interests.
(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.
(d)	Represents severance expenses and other costs permitted in the calculation of Adjusted EBITDA under the ABL Facility and the Term Loan Facility, including certain unusual, nonrecurring costs and credits due to COVID-19.
(e)	Represents costs related to acquisitions paid to third parties.
(f)	Includes gains from the sale of assets and impairment of assets resulting from restructuring plans to close certain facilities.
(g)	Represents the non-cash cost of sales impact of acquisition accounting adjustments to increase inventory to its estimated fair value.
(h)	Represents costs paid to third-party advisors related to secondary offerings of our common stock.
(i)	Represents costs paid to third-party advisors related to debt refinancing activities.

GMS Inc.

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

(in thousands)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2021	2020	2021	2020
Cash provided by operating activities	$84,808	$167,712	$153,304	$303,079
Purchases of property and equipment	(12,016)	(4,309)	(29,873)	(25,193)
Free cash flow (a)	$72,792	$163,403	$123,431	$277,886

________________________________________

(a) Free cash flow is a non-GAAP financial measure that we define as net cash provided by operations less capital expenditures.

GMS Inc.

Reconciliation of Selling, General and Administrative Expense to Adjusted SG&A (Unaudited)

(in thousands)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2021	2020	2021	2020
Selling, general and administrative expense	$207,321	$195,609	$763,629	$784,081

Adjustments
Stock appreciation expense(a)	(621)	(592)	(3,173)	(1,572)
Redeemable noncontrolling interests(b)	(226)	(194)	(1,288)	(520)
Equity-based compensation(c)	(1,708)	(1,885)	(8,442)	(7,060)
Severance and other permitted costs(d)	(275)	(1,874)	(2,864)	(4,284)
Transaction costs (acquisitions and other)(e)	(279)	(681)	(1,068)	(2,414)
Gain (loss) on disposal and impairment of assets(f)	482	(1,530)	1,011	(658)
Secondary public offering costs(g)	—	—	—	(363)
Debt transaction costs(h)	(532)	—	(532)	—
Adjusted SG&A	$204,162	$188,853	$747,273	$767,210

Net sales	$932,203	$770,850	$3,298,823	$3,241,307
Adjusted SG&A margin	21.9%	24.5%	22.7%	23.7%

___________________________________

(a)	Represents changes in the fair value of stock appreciation rights.
(b)	Represents changes in the fair values of noncontrolling interests.
(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.
(d)	Represents severance expenses and other costs permitted in the calculation of Adjusted EBITDA under the ABL Facility and the Term Loan Facility, including certain unusual, nonrecurring costs and credits due to COVID-19.
(e)	Represents costs related to acquisitions paid to third parties.
(f)	Includes gains from the sale of assets and impairment of assets resulting from restructuring plans to close certain facilities.
(g)	Represents costs paid to third-party advisors related to secondary offerings of our common stock.
(h)	Represents costs paid to third-party advisors related to debt refinancing activities.

GMS Inc.

Reconciliation of Income (Loss) Before Taxes to Adjusted Net Income (Unaudited)

(in thousands, except per share data)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2021	2020	2021	2020
Income (loss) before taxes	$41,690	$(36,845)	$137,094	$46,325
EBITDA add-backs	3,994	56,126	15,846	67,940
Write-off of debt discount and deferred financing fees	4,606	624	4,606	1,331
Purchase accounting depreciation and amortization (1)	10,257	11,038	40,311	47,568
Adjusted pre-tax income	60,547	30,943	197,857	163,164
Adjusted income tax expense	13,623	6,962	44,518	36,712
Adjusted net income	$46,924	$23,981	$153,339	$126,452
Effective tax rate (2)	22.5%	22.5%	22.5%	22.5%

Weighted average shares outstanding:
Basic	42,994	42,435	42,765	41,853
Diluted (3)	43,828	42,826	43,343	42,637
Adjusted net income per share:
Basic	$1.09	$0.57	$3.59	$3.02
Diluted	$1.07	$0.56	$3.54	$2.97

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(1) Depreciation and amortization from the increase in value of certain long-term assets associated with the April 1, 2014 acquisition of the predecessor company and the acquisition of Titan.

(2) Normalized cash tax rate excluding the impact of purchase accounting and certain other deferred tax amounts.

(3) Diluted shares outstanding for periods prior to June 13, 2019 have been adjusted to include the effect of 1.1 million shares of equity issued in connection with the acquisition of Titan that were exchangeable for the Company’s common stock. On June 13, 2019, the holders exchanged all of the exchangeable shares for 1.1 million shares of the Company’s common stock.